Exhibit 99.1

News Release
www.dcppartners.com

	Investor Relations Contact:	Andrea Attel
May 6, 2015	Phone:	303-605-1741
	Cell:	720-235-6433

DCP MIDSTREAM PARTNERS REPORTS FIRST QUARTER 2015 RESULTS

•	Reported first quarter Adjusted EBITDA of $162 million and Distributable Cash Flow of $140 million

•	Declared quarterly distribution of $0.78 per quarter; expected fiscal year 2015 distribution of $3.12 per unit

•	Discovery's Keathley Canyon fee-based deepwater gathering pipeline system now in service and quickly ramping up

•	Commenced construction on fee-based Grand Parkway gathering project in DJ basin

•	Panola fee-based NGL pipeline expansion in East Texas is underway

DENVER - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three months ended March 31, 2015. The results reflect the three months ended March 31, 2015 and 2014 on a consolidated basis.

FIRST QUARTER 2015 SUMMARY RESULTS

	Three Months Ended
	March 31,
	2015 (4)	2014 (3) (4)
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners(1)	$69	$79
Net income per limited partner unit - basic and diluted(1)	$0.33	$0.50
Adjusted EBITDA(2)	$162	$138
Adjusted net income attributable to partners(2)	$112	$93
Adjusted net income per limited partner unit(2) - basic and diluted	$0.71	$0.65
Distributable cash flow(2)	$140	$122

(1)	Includes non-cash commodity derivative mark-to-market losses of $42 million and $13 million for the three months ended March 31, 2015 and 2014, respectively.

(2)
Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(3)
Includes our Lucerne 1 plant, which we acquired in March 2014, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period.

(4)	The Partnership recognized $4 million and $3 million of lower of cost or market adjustments during the three months ended March 31, 2015, and 2014, respectively.

RECENT HIGHLIGHTS

•	The Partnership is on track to deliver on the key elements of its 2015 business plan.

◦	Generated distributable cash flow of $140 million, up 15 percent from $122 million in the first quarter 2014.

◦	Reported adjusted EBITDA of $162 million, up 17 percent from $138 million in the first quarter 2014.

◦	Declared distribution of $0.78 per limited partner unit, or $3.12 per unit annualized, up 4.7 percent compared to the distribution declared in the first quarter 2014.

•
In February 2015, the Keathley Canyon deepwater gas gathering pipeline system owned by our Discovery joint venture was placed into service. This project is primarily fee-based and is supported by long-term agreements from producers. DPM owns a 40 percent interest in Discovery and Williams owns the remaining 60 percent and is the operator.

•
In March 2015, DPM commenced construction on its fee-based low pressure gathering system project in the DJ basin called the Grand Parkway gathering project. This approximately $55 million project is 100 percent fee-based backed by commitments from producers. This low pressure gathering header system will lower field pressure, which will increase volumes and improve reliability of the system and is expected to be in-service by year-end 2015.

•
During the first quarter 2015, the Partnership entered into in the Panola Pipeline Company joint venture with Enterprise Products Partners, the operator, Anadarko and MarkWest. The joint venture will fund construction costs for expansion of the existing Panola NGL pipeline, which will extend the pipeline approximately 60 miles and increase capacity from approximately 50,000 barrels per day to 100,000 barrels per day. Earnings from the joint venture and incremental capacity are expected to commence in the first quarter of 2016.

MANAGEMENT'S PERSPECTIVE
"Our diversified asset portfolio and continued growth in revenues from fee-based projects, coupled with our hedging program, have provided stability in this challenging industry environment. We believe the Partnership is well positioned to navigate through 2015," said

Wouter van Kempen, Chairman and CEO of the Partnership, and Chairman, CEO and president of DCP Midstream, the owner of the Partnership's General Partner. "With the start-up of Keathley Canyon, strong volume ramp-up in our natural gas services and NGL logistics segments, as well as our strong emphasis on cost control, we continue to execute on our strategy.”
CONSOLIDATED FINANCIAL RESULTS
Adjusted EBITDA for the three months ended March 31, 2015 increased to $162 million from $138 million for the three months ended March 31, 2014, reflecting higher results in our NGL Logistics segment reflecting growth from the contribution of Sand Hills and Southern Hills pipelines and increased volumes on the Front Range pipeline along with higher results in our Wholesale Propane Logistics segment due to a partial recovery of a non-cash lower of cost or market inventory adjustment recognized in the fourth quarter of 2014, higher unit margins and the conversion of our Chesapeake propane terminal to a butane export facility. These results were partially offset by lower results in our Natural Gas Services segment due to lower commodity prices, lower unit margins on storage assets and a one-time favorable contractual producer settlement of $11 million recorded in the first quarter of 2014, partially offset by commodity hedges and higher volumes and growth from fee-based plants.
QUARTERLY CASH DISTRIBUTION
On April 28, 2015, the Partnership announced a quarterly distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter and reflects the current industry environment and the Partnership's approach to sustainable ongoing distributions. This represents an increase of 4.7 percent over the distribution declared in the first quarter of 2014. The Partnership's distributable cash flow of $140 million for the three months ended March 31, 2015, provided a 1.2 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The distribution coverage ratio adjusted for the timing of actual distributions paid during the last four quarters was approximately 1.1 times. The Partnership expects a fiscal year 2015 distribution of $3.12 per limited partner unit.

OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services - Adjusted segment EBITDA decreased to $121 million for the three months ended March 31, 2015, from $124 million for the three months ended March 31, 2014.

The first quarter 2014 results included a one-time favorable contractual producer settlement of $11 million. First quarter 2015 results reflect lower commodity prices that were partially offset by commodity hedges, lower unit margins on storage assets and higher volumes and growth from fee-based plants.
NGL Logistics - Adjusted segment EBITDA increased to $39 million for the three months ended March 31, 2015, from $17 million for the three months ended March 31, 2014, reflecting growth from the contribution of Sand Hills and Southern Hills pipelines and increased volumes on the Front Range pipeline.
Wholesale Propane Logistics - Adjusted segment EBITDA increased to $23 million for the three months ended March 31, 2015, from $13 million for the three months ended March 31, 2014, reflecting partial recovery of an LCM adjustment recorded in the fourth quarter of 2014, higher unit margins, and the conversion of our Chesapeake terminal to a butane export facility.
CORPORATE AND OTHER
Interest expense for the three months ended March 31, 2015 increased primarily due to higher average outstanding debt balances associated with the growth in our operations.
CAPITALIZATION
At March 31, 2015, the Partnership had $2,062 million of long-term debt outstanding composed of senior notes. We had cash of $33 million and no debt outstanding under our revolving credit facility. Total available revolver capacity was $1,249 million, of which $1,205 million was available for general working capital purposes. The Partnership's leverage ratio pursuant to its credit facility for the quarter ended March 31, 2015, was approximately 3.3 times. Our effective interest rate on our overall debt position, as of March 31, 2015, was 3.8 percent.
COMMODITY DERIVATIVE ACTIVITY
The objective of the Partnership's commodity risk management program is to protect downside risk in its distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.
For the three months ended March 31, 2015, commodity derivative activity and total revenues included non-cash losses of $42 million. This compares to non-cash losses of $13 million for the three months ended March 31, 2014. Net hedge cash settlements for the three months ended March 31, 2015, were receipts of $61 million. Net hedge cash settlements for the three months ended March 31, 2014, were payments of $2 million.

EARNINGS CALL
DCP Midstream Partners will hold a conference call to discuss first quarter results on Thursday, May 7, 2015, at 10:00 a.m. ET. The dial-in number for the call is 1-800-447-0521 in the United States or 1-847-413-3238 outside the United States. The conference confirmation number for login is 39335649. A live webcast of the call can be accessed on the Investor section of DCP Midstream Partners' website at www.dcppartners.com. The call will be available for replay one hour after the end of the conference until Midnight ET, on May 27, 2015, by dialing 1-888-843-7419 in the United States or 1-630-652-3042 outside the United States. The replay conference number is 39335649. An audio webcast replay and presentation slides and transcript in PDF format will also be available by accessing the Investor/Event Calendar section of the Partnership's website.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, adjusted net income allocable to limited partners, and adjusted net income per limited partner unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are cash expenditures made to maintain our cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense for that segment. The Partnership's adjusted

EBITDA equals the sum of the adjusted segment EBITDA reported for each of its segments, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per limited partner unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per limited partner unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy Corp. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership's results of operations and financial condition are described in detail in the Partnership's annual and quarterly reports most recently filed with the Securities and Exchange Commission and other such matters discussed in the “Risk Factors” section of the Partnership's 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2015. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$470	$1,013
Transportation, processing and other	79	83
Gains (losses) from commodity derivative activity, net	19	(15)
Total operating revenues	568	1,081
Purchases of natural gas, propane and NGLs	(402)	(885)
Operating and maintenance expense	(47)	(45)
Depreciation and amortization expense	(29)	(26)
General and administrative expense	(21)	(16)
Other expense	—	(1)
Total operating costs and expenses	(499)	(973)
Operating income	69	108
Interest expense	(22)	(19)
Earnings from unconsolidated affiliates	23	3
Income tax expense	(1)	(3)
Net income attributable to noncontrolling interests	—	(10)
Net income attributable to partners	69	79
Net income attributable to predecessor operations	—	(6)
General partner's interest in net income	(31)	(26)
Net income allocable to limited partners	$38	$47

Net income per limited partner unit — basic and diluted	$0.33	$0.50

Weighted-average limited partner units outstanding — basic and diluted	114.2	93.4

	March 31,	December 31,
	2015	2014
	(Millions)

Cash and cash equivalents	$33	$25
Other current assets	437	565
Property, plant and equipment, net	3,374	3,347
Other long-term assets	1,800	1,802
Total assets	$5,644	$5,739

Current liabilities	$525	$601
Long-term debt	2,062	2,061
Other long-term liabilities	51	51
Partners' equity	2,974	2,993
Noncontrolling interests	32	33
Total liabilities and equity	$5,644	$5,739

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$69	$79
Interest expense	22	19
Depreciation, amortization and income tax expense, net of noncontrolling interests	29	27
Non-cash commodity derivative mark-to-market	42	13
Adjusted EBITDA	162	138
Interest expense	(22)	(19)
Depreciation, amortization and income tax expense, net of noncontrolling interests	(29)	(27)
Other	1	1
Adjusted net income attributable to partners	112	$93
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(7)	(6)
Distributions from unconsolidated affiliates, net of earnings	3	10
Depreciation and amortization, net of noncontrolling interests	28	24
Impact of minimum volume receipt for throughput commitment	3	2
Discontinued construction projects	—	1
Adjustment to remove impact of pooling	—	(6)
Other	1	4
Distributable cash flow	$140	$122

Adjusted net income attributable to partners	$112	$93
Adjusted net income attributable to predecessor operations	—	(6)
Adjusted general partner's interest in net income	(31)	(26)
Adjusted net income allocable to limited partners	$81	$61

Adjusted net income per limited partner unit - basic and diluted	$0.71	$0.65

Net cash provided by operating activities	$188	$146
Interest expense	22	19
Distributions from unconsolidated affiliates, net of earnings	(3)	(10)
Net changes in operating assets and liabilities	(85)	(17)
Net income attributable to noncontrolling interests, net of depreciation and income tax	(1)	(12)
Discontinued construction projects	—	(1)
Non-cash commodity derivative mark-to-market	42	13
Other, net	(1)	—
Adjusted EBITDA	$162	$138
Interest expense	(22)	(19)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(7)	(6)
Distributions from unconsolidated affiliates, net of earnings	3	10
Adjustment to remove impact of pooling	—	(6)
Discontinued construction projects	—	1
Other	4	4
Distributable cash flow	$140	$122

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2015		2014
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$140		$122
Distributions declared	$121		$106
Distribution coverage ratio - declared	1.16	x	1.15	x

Distributable cash flow	$140		$122
Distributions paid	$120		$86
Distribution coverage ratio - paid	1.17	x	1.42	x

	Three Months Ended
	March 31,
	2015	2014
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$51	$90
Non-cash commodity derivative mark-to-market	45	12
Depreciation and amortization expense	26	24
Noncontrolling interests on depreciation and income tax	(1)	(2)
Adjusted segment EBITDA	$121	$124

Operating and financial data:
Natural gas throughput (MMcf/d)	2,631	2,373
NGL gross production (Bbls/d)	151,024	138,827
Operating and maintenance expense	$40	$38

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$37	$16
Depreciation and amortization expense	2	1
Adjusted segment EBITDA	$39	$17

Operating and financial data:
NGL pipelines throughput (Bbls/d)	252,191	92,275
NGL fractionator throughput (Bbls/d)	51,992	55,218
Operating and maintenance expense	$4	$4

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$25	$11
Non-cash commodity derivative mark-to-market	(3)	1
Depreciation and amortization expense	1	1
Adjusted segment EBITDA	$23	$13

Operating and financial data:
Propane sales volume (Bbls/d)	30,614	32,049
Operating and maintenance expense	$3	$3

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Q214	Q314	Q414	Q115	Twelve months ended March 31, 2015
	(Millions, except as indicated)

Net income attributable to partners	$29	$116	$199	$69	$413
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(11)	(7)	(14)	(7)	(39)
Depreciation and amortization expense, net of noncontrolling interests	27	26	30	28	111
Non-cash commodity derivative mark-to-market	30	(17)	(112)	42	(57)
Distributions from unconsolidated affiliates, net of earnings	11	16	8	3	38
Impact of minimum volume receipt for throughput commitment	2	3	(7)	3	1
Discontinued construction projects	—	—	2	—	2
Other	5	7	6	2	20
Distributable cash flow	$93	$144	$112	$140	$489
Distributions declared	$111	$117	$120	$121	$469
Distribution coverage ratio - declared	0.84x	1.23x	0.93x	1.16x	1.04x

Distributable cash flow	$93	$144	$112	$140	$489
Distributions paid	$106	$111	$117	$120	$454
Distribution coverage ratio - paid	0.88x	1.30x	0.96x	1.17x	1.08x